December 31, 2023




U. S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

	I hereby authorize Steven A. Thomas, Esquire,
C.J. Persson, Esquire, Anastasia Thomas, Esquire
Clinton R. Black, V, Esquire and Megan Easter, Esquire to sign and file form 4's and form 5's with the U.S.
Securities and Exchange Commission on my behalf.
This authorization shall be in effect until December 31, 2024.

				Very truly yours,

				/s/ J. Duncan Smith

				J. Duncan Smith